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For Release Monday, February 3, 1997: 3:00 PM CST

Contact:

John Bakewell
  VP, Finance and Administration/CFO
Cyberonics, Inc.
(281) 332-1375

              CYBERONICS, INC. IMPLEMENTS SHAREHOLDER RIGHTS PLAN

              BOARD OF DIRECTORS DECLARES DIVIDEND DISTRIBUTION OF
                        PREFERRED SHARES PURCHASE RIGHTS

        WEBSTER, Texas, February 3, 1997 - The Board of Directors of Cyberonics, Inc. (NASDAQ:CYBX) today announced that it has declared a dividend distribution of one Preferred Shares Purchase Right on each outstanding share of the Company's Common Stock. The Rights are designed to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all stockholders the fair value of their shares, including a "control premium". The Company is not aware of any presently ongoing efforts on the part of any persons or groups to gain control of the Company.

        Each Right will entitle stockholders to buy 1/1000th of a share of the Company's Series A Participating Preferred Stock at an exercise price of $30. The Rights will become exercisable following the tenth day after a person or group announces an acquisition of 20% or more of the Company's Common Stock or announces commencement of a tender offer the consummation of which would result in ownership by the persons or group of 20% or more of the Common Stock. The Company will be entitled to redeem the Rights at $.01 per Right at any time on or before the tenth day following acquisition by a person or group of 20% or more of the Company's Common Stock.

        If, prior to redemption of the Rights, a person or group acquires 20% or more of the Company's Common Stock, each Right not owned by a holder of 20% or more of the Common Stock will entitle its holder to purchase, at the Right's then current exchange price, that number of shares of Common Stock of the Company (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a market value at that time of twice the Right's exercise price. If, after the tenth day following acquisition by a person or group of 20% or more of the Company's Common Stock, the Company sells more than 50% of its assets or earning power or is acquired in a merger or other business combination, the acquiring person must assume the obligations under the Rights and the Rights will become exercisable to acquire Common Stock of the acquiring person at the discounted

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price. At any time after an event triggering exercisability of the Rights at a discounted price and prior to the acquisition by the acquiring person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than those owned by the acquiring person or its affiliates) for Common Stock of the Company at an exchange ratio of one share of Common Stock per Right.

        The dividend distribution will be made on March 10, 1997 to stockholders of record as of 3:00 PM (Central Time) on that date. The Company will mail stockholders notices regarding the Rights within approximately two weeks after March 10, 1997. The Rights will expire on January 29, 2007.

        Further details of the Rights are contained in a letter that will be mailed to all the Company's stockholders.

        Cyberonics Inc., located near Houston, Texas, was founded in 1987 to design, develop and market medical devices for the treatment of epilepsy and other debilitating neurological disorders using a novel therapy, vagus nerve stimulation ("VNS(TM)"). The Company's initial target market is epilepsy, the world's second most prevalent neurological disorder, which is a disorder characterized by recurrent seizures. Of the worldwide epilepsy target population of five million patients, over 600,000 have symptoms that are not effectively treated by conventional drug therapy or surgery. Cyberonics is also exploring other neurological applications of its technology.

        The Company's proprietary, implantable vagus nerve stimulation device, the NCP(R) System, consists of an implantable pulse signal generator and stimulation lead that is surgically attached to the left vagus nerve in the neck of patients suffering from epileptic seizures of partial onset that have not been adequately controlled by drug therapy. The basic premise of Cyberonics' vagus nerve stimulation therapy is that electrical stimulation of the vagus nerve may decrease the brain's sensitivity to the conditions or stimuli that can trigger epileptic seizures and possibly other neurological disorders.

        NCP(R) Systems have been implanted in over 800 patients at leading epilepsy treatment centers in the United States, Canada, Germany, Holland, the United Kingdom, France, Switzerland, Belgium, Spain, Italy, Japan, Sweden, Norway, Finland, Australia, Israel, South Africa, Hong Kong and China. The NCP(R) System is approved for commercial sale in the fifteen member countries of the European Union.

        Cyberonics is continuing the clinical testing of the NCP(R) System in the U.S. under its Investigational Device Exemption ("IDE") from the FDA and cannot commence marketing or commercial sales of the device in the United States until it receives premarket approval from the FDA. The timing of the PMA approval process is unpredictable and there can be no assurances as to when or whether ultimate market approval will be received.